UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 22, 2007

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI		48309
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code	(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Joseph A. Avila as independent director

On August 22, 2007, the Board of Directors of Energy Conversion Devices, Inc. (“ECD” or the “Company”), appointed Joseph A. Avila as a member of the Board of Directors. Mr. Avila, 56, has been Executive Vice President, Strategic Operations and Process of Quanta Services, Inc. since 2006. From 1978 to 2006, he held various positions with McKinsey & Company, including Director of its Energy and Technology Management Practices.

A copy of the press release announcing the appointment is filed as Exhibit 99.1 to this report.

Retirement of Stanford R. Ovshinsky from ECD

On August 23, 2007, ECD announced that Stanford R. Ovshinsky, its co-founder, principal inventor, Chief Scientist and Technologist, will retire as an active employee and director of the Company effective August 31, 2007. A copy of the press release announcing Mr. Ovshinsky’s retirement is filed as Exhibit 99.2 to this report.

Certain terms relating to Mr. Ovshinsky’s retirement are set forth in the Executive Employment Agreement dated September 2, 1993, between Mr. Ovshinsky and ECD, as amended June 27, 2005, and the Executive Employment agreement dated September 2, 1993, between Mr. Ovshinsky and Ovonic Battery Company (“OBC”), as amended March 31, 1996 and June 27, 2005 (collectively, the “Ovshinsky Employment Agreements”). Other terms are set forth in the letter agreement dated August 23, 2007, among ECD, OBC and Mr. Ovshinsky (the “Ovshinsky Retirement Agreement”), which is filed as Exhibit 10.1 to this report.

Under the Employment Agreements, Mr. Ovshinsky will, during the Retirement Period (as defined in the Ovshinsky Employment Agreements), receive compensation at 50% of his current base rate of $368,000 per year, together with medical and other specified benefits. In addition, he will be entitled to receive the bonus, if any, to which he would otherwise be entitled for fiscal year 2007, and a pro rata portion of the bonus, if any, to which he would otherwise be entitled for fiscal year 2008, at the times designated in, and in accordance with the terms set forth in the Ovshinsky Employment Agreements. ECD will provide Mr. Ovshinsky secretarial support during the Retirement Period.

All outstanding stock options to acquire shares of ECD securities under the Stock Option Agreement dated November 18, 1993 between Mr. Ovshinsky and ECD, presently covering 321,294 shares of stock, all of which are vested, will continue in effect and will be exercisable during the period continuing through and including August 31, 2008, as provided in, and pursuant to the provisions of, such agreement. The outstanding stock options granted to Mr. Ovshinsky to acquire shares of ECD securities under the Company’s 2000 Stock Option Plan, presently covering 114,000 shares of stock at various exercise prices, 40,000 shares of which are presently unvested, will fully vest as of August 31, 2007 and will be exercisable for the period ending ten years after the date of the respective option grants except that, in the event of Mr. Ovshinsky's death without having fully exercised such options, such options shall be exercisable until the earlier of 12 months following the date of his death or ten years after the date of option grant.

Effective August 31, 2007, ECD will convey to Mr. Ovshinsky the Institute for Amorphous Studies property, at fair market value (determined by independent appraisal to be $1,875,000, but subject to adjustment as provided in the Ovshinsky Retirement Agreement), and two Prius automobiles. ECD will pay Mr. Ovshinsky $500,000 to help pay post-August 31, 2007 costs of maintenance, insurance and taxes of the Institute property but without commitment or restriction as to application by Mr. Ovshinsky of such funds.

Effective August 31, 2007, Mr. Ovshinsky will surrender for termination the outstanding option to acquire shares of OBC stock under the Stock Option Agreement dated November 18, 1993 between Mr. Ovshinsky and OBC.

James R. Metzger

On August 22, 2007, the Board of Directors of ECD re-elected James R. Metzger as Executive Vice President, effective September 1, 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Letter Agreement between dated August 23, 2007 among Stanford R. Ovshinsky, Energy Conversion Devices, Inc. and Ovonic Battery Company, Inc.

99.1	Press release of Energy Conversion Devices, Inc. dated August 22, 2007

99.2	Press release of Energy Conversion Devices, Inc. dated August 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: August 27, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between dated August 23, 2007 among Stanford R. Ovshinsky, Energy Conversion Devices, Inc. and Ovonic Battery Company, Inc.

99.1	Press release of Energy Conversion Devices, Inc. dated August 22, 2007

99.2	Press release of Energy Conversion Devices, Inc. dated August 23, 2007

5